Exhibit 99.1


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CONTACT:
MEADOWBROOK REHABILITATION GROUP, INC.
Harvey Wm. Glasser, M.D.             -or-                Wm. Samuel Veazey
Chairman, President & CEO                                Chief Financial Officer
(510)420-0900
                              FOR IMMEDIATE RELEASE

                  MEADOWBROOK REHABILITATION GROUP, INC. SIGNS
                          AGREEMENT AND PLAN OF MERGER

         Emeryville, CA - April 7, 1998 - Meadowbrook Rehabilitation Group, Inc., (Nasdaq: MBRK), today announced that it has signed an Agreement and Plan of Merger (the "Agreement") for the acquisition of Cambio Networks, Inc. ("Cambio"). Under the terms of the Agreement, Cambio's current shareholders will receive Meadowbrook's Class A common stock representing 32.5% of the outstanding Class A and Class B common stock at the time of the closing.

         The closing of the merger is subject to several conditions, including the approval of the stockholders of each of Meadowbrook and Cambio. If these and certain other conditions are met, the transaction is anticipated to be completed by the end of June 1998.

         Cambio is a network management inventory software company providing services to financial, telephony, medical and Y2K markets in both the U.S. and Common Market. Cambio's COMMAND Network Inventory Management System provides a comprehensive solution for network inventory management, that enables customers to optimize the management of a corporation's network infrastructure - both physical and logical.

         Harvey Wm. Glasser, Chairman, President and Chief Executive Officer of Meadowbrook, commented, "This acquisition supports Meadowbrook's strategy to acquire or make investments in non-medical businesses with established positions in targeted markets. Cambio has been a leader in the complex network inventory management industry and its product provides a solution which is becoming a necessity as networks increase in speed and complexity."

         Gari Grimm, President and CEO of Cambio, noted, "We welcome this opportunity to join forces with Meadowbrook and together, we expect to continue to implement Cambio's strategy of initially targeting the telecommunications and financial services industries which we believe have the highest level of competitive urgency."

         Statements, either written or oral, which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. These statements are made to provide the public with management's assessment of the Company's business. Caution must be taken to consider these statements in light of a number of factors discussed in the Company's filings with the Securities and Exchange Commission. In the event such factors do not occur as management anticipates, actual results could differ materially from the expectations expressed in any forward-looking statements.

         Meadowbrook Rehabilitation Group, Inc. owns and operates home health agencies in Colorado and Kansas. In addition, Meadowbrook's long-term strategy includes non-medical investments such as the acquisition announced today.